Exhibit 99.1

Filed by Northfield Bancorp, Inc.

Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: Northfield Bancorp, Inc.

File No. 001-33732

NORTHFIELD BANCORP, INC.

ANNOUNCES PLANS FOR CONVERSION AND SECOND-STEP OFFERING

Avenel, New Jersey, June 6, 2012 — Northfield Bancorp, Inc. (the “Company”) (NasdaqGS: NFBK-News), the parent company for Northfield Bank, announced today that its Board of Directors, together with the Board of Trustees of Northfield Bancorp, MHC (the “MHC”) and the Board of Directors of Northfield Bank (the “Bank”) have unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) pursuant to which the Company will reorganize into a fully public stock holding company.

“Since postponement of our conversion and stock offering in 2010, the Board of Directors has continued to evaluate market conditions and the changing regulatory environment, particularly the impact of regulatory change on mutual holding companies, and we believe it is in the best interest of the Company and our stockholders to move forward with our conversion at this time” stated John W. Alexander, Chairman and Chief Executive Officer of the Company.

As part of the conversion and reorganization, the Bank will become a wholly owned subsidiary of a new holding company, which also will be named Northfield Bancorp, Inc. Shares of common stock of the Company held by persons other than the MHC will be converted into shares of common stock of new Northfield Bancorp, Inc., pursuant to an exchange ratio intended to preserve the percentage ownership interests of such persons. The shares of the Company held by the MHC will be cancelled and shares of the new Northfield Bancorp, Inc. representing the MHC’s majority ownership interest will be sold in a “second-step” stock offering.

In the stock offering, depositors of the Bank with qualifying deposits as of March 31, 2011, will have first priority to purchase the shares of common stock. Depositors of the former First State Bank who had qualifying deposits with First State Bank as of March 31, 2011 will be treated as having had those deposits with Northfield Bank on that date and will have the same first tier priority. The Bank assumed the deposit liabilities of First State Bank in October 2011 in a Federal Deposit Insurance Corporation-assisted transaction. The Bank and the Company have also agreed to acquire Flatbush Federal Savings & Loan Association (“Flatbush Federal”) and Flatbush Federal Bancorp, Inc. in a merger transaction. Subject to the closing of that transaction, depositors of Flatbush Federal who had qualifying deposits with Flatbush Federal as of March 31, 2011 will be treated as having had those deposits with Northfield Bank on that date and will also have a first tier priority. It is currently anticipated that the stock offering will not be commenced until the acquisition has been completed.

As a result of the Company’s adoption of the Plan of Conversion, the Company is terminating, effective immediately, its current stock repurchase plan. Also, due to recent changes in federal regulations applicable to mutual holding companies relating to the waiver of dividends by parent mutual holding companies, the Board of Directors has determined to delay the payment of any further cash dividends on the Company’s common stock until after completion of the conversion, at which time the Company intends to resume the payment of regular quarterly dividends and, subject to regulatory approval, to pay a one-time special dividend.

The transactions contemplated by the Plan of Conversion are subject to approval by the Company’s stockholders (including approval by a majority of the shares held by persons other than the MHC), the voting members of the MHC (depositors of the Bank), and the Board of Governors of the Federal Reserve System.

It is anticipated that special meetings to approve the Plan of Conversion will be held during the fourth quarter of 2012. A prospectus or proxy statement-prospectus, as applicable, and other proxy materials containing detailed information relating to the Plan of Conversion, details of the offering, and business and financial information about the Company will be sent to stockholders of the Company and members of the MHC (depositors of the Bank) prior to the special meetings.

Northfield Bancorp, Inc., with $2.4 billion in total assets, is the holding company for Northfield Bank. Northfield Bank, founded in 1887, operates 23 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey, as of March 31, 2012. For more information about Northfield Bank, please visit www.eNorthfield.com.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the New Holding Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the shares of stock or in selling the shares of stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect our business.